Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Limoneira Company for the registration of common stock and to the incorporation by reference of our report dated January 10, 2020, with respect to the financial statements of Limoneira Lewis Community Builders, LLC as of October 31, 2019 and for the year then ended included in the Annual Report (Form 10-K) of Limoneira Company for the year ended October 31, 2019, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Irvine, California
June 9, 2020